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News Release Hewlett Packard Enterprise Announces Promotion of Antonio Neri to President

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Kate Holderness, HPE
kate.holderness@hpe.com

PALO ALTO, Calif. - June 21, 2017 - Hewlett Packard Enterprise (NYSE: HPE) (HPE) today announced that it has promoted Antonio Neri to President effective immediately. Previously, Neri served as Executive Vice President and General Manager, Enterprise Group, responsible for the development and delivery of the IT infrastructure solutions at the core of the world’s largest and fastest growing organizations, which includes servers, storage, networking, technology services, converged data center infrastructure, Telco and cloud solutions.

In addition to leading the company’s four primary lines of business, in this new role Neri will oversee the company’s efforts to streamline and optimize the go-forward company following the completion of the spin-mergers of its Enterprise Services and Software divisions. These efforts, which the company calls HPE Next, are focused on driving growth and profitability, and ensuring the company will be well positioned to win in the markets where it competes.

“Antonio is a veteran technology executive who has led some of the most important businesses and initiatives at HP during his 22 years with the company. From overseeing the reinvention of our Technology Services business and the divestiture of our H3C business in China, to the integration of critical acquisitions like Aruba, SGI, SimpliVity and Nimble, Antonio has been invaluable to me as we have worked to establish the new Hewlett Packard Enterprise,” said Meg Whitman, chief executive officer of Hewlett Packard Enterprise. “His promotion reflects the importance of his contributions to the company as leader of the Enterprise Group, which represents more than 80 percent of the go-forward company’s revenue.”

Prior to HP’s separation into two companies-Hewlett Packard Enterprise and HP Inc.-Antonio served as Senior Vice President and General Manager for HP Servers and HP Networking business units, responsible for setting the R&D agenda, bringing innovations to market, and go-to-market strategy execution. Prior to that role, he led the HP Technology Services business unit providing support and consulting services for HP’s Enterprise products and solutions. Antonio joined HP in 1995, as a customer service engineer in HP’s EMEA call center.

Antonio holds a Computer Engineering degree from Universidad Tecnológica Nacional in Argentina and is a Professor of Arts and Drawing.

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